Exhibit 99.1

Stewart Reports Third Quarter 2021 Results

- Operating revenues of $829.8 million, an increase of $239.1 million, or 41 percent, compared to the prior year quarter

- Net income of $88.7 million ($86.4 million on an adjusted basis) compared to $55.9 million (GAAP and adjusted basis) in the prior year quarter

- Diluted EPS of $3.26 ($3.17 on an adjusted basis) compared to prior year quarter diluted EPS of $2.21 (GAAP and adjusted basis)

HOUSTON, Oct. 27, 2021 /PRNewswire/ -- Stewart Information Services Corporation (NYSE: STC) today reported net income attributable to Stewart for the third quarter 2021 of $88.7 million ($3.26 per diluted share), compared to net income attributable to Stewart of $55.9 million ($2.21 per diluted share) for the third quarter 2020. On an adjusted basis, Stewart's third quarter 2021 net income was $86.4 million ($3.17 per diluted share), an increase of $30.5 million, or 55 percent, from the third quarter 2020. Third quarter 2021 pretax income before noncontrolling interests was $116.4 million compared to pretax income before noncontrolling interests of $76.3 million for the third quarter 2020.

Third quarter 2021 results included $2.9 million of pretax net realized and unrealized gains, which included a $2.5 million gain related to an acquisition contingent liability adjustment recorded in the ancillary services and corporate segment.

"In many ways, Stewart's performance this quarter exemplifies the momentum we have experienced over the past year and a half as the company continues to execute on its long-term growth and profitability improvement strategy. In the third quarter, we took advantage of healthy domestic and Canadian residential markets and improving commercial trends, along with increased scale and continued operating discipline," commented Fred Eppinger, chief executive officer. "Going forward, while we acknowledge the uncertainty that future market conditions hold, we remain bullish on underlying purchase market trends and the opportunity increased commercial activity should offer in the foreseeable future. With that as the backdrop, Stewart remains committed to taking advantage of these market conditions while building a stable and resilient business over the full real estate cycle."

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except per share amounts, and amounts may not foot as presented due to rounding):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Total revenues	836.7	595.7	2,344.1	1,551.7
Pretax income before noncontrolling interests	116.4	76.3	319.9	134.6
Income tax expense	(23.1)	(16.1)	(70.5)	(29.3)
Net income attributable to noncontrolling interests	(4.7)	(4.4)	(11.6)	(10.1)
Net income attributable to Stewart	88.7	55.9	237.7	95.2
Non-GAAP adjustments, after taxes*	(2.2)	-	(13.7)	6.8
Adjusted net income attributable to Stewart*	86.4	55.9	224.0	102.0
Net income per diluted Stewart share	3.26	2.21	8.78	3.93
Adjusted net income per diluted Stewart share*	3.17	2.21	8.27	4.21
* See Appendix A for an explanation and reconciliation of non-GAAP adjustments.

Title Segment
Summary results of the title segment are as follows (dollars in millions, except pretax margin):

	Quarter Ended September 30,
	2021	2020	% Change

Operating revenues	767.9	562.7	36%
Investment income	4.1	5.0	(19)%
Net realized and unrealized gains	0.3	-	100%
Pretax income	119.1	82.4	45%
Pretax margin	15.4%	14.5%

Pretax income for the title segment increased by $36.8 million, or 45 percent, while pretax margin improved 90 basis points to 15.4 percent in the third quarter 2021 compared to the prior year quarter. Title operating revenues grew $205.1 million, or 36 percent, as direct title and gross independent agency revenues increased $86.0 million, or 31 percent, and $119.2 million, or 42 percent, respectively. Consistent with the increase in title revenues, overall segment operating expenses in the third quarter 2021 increased $167.7 million, or 35 percent, with agency retention expenses and combined title employee costs and other operating expenses increasing by 43 percent and 30 percent, respectively, compared to the third quarter 2020. Average independent agency remittance rate in the third quarter 2021 was 17.9 percent, slightly lower than 18.2 percent in the prior year quarter. As a percentage of title revenues, combined title employee costs and other operating expenses improved to 37.5 percent in the third quarter 2021 compared to 39.5 percent in the third quarter 2020.

Title loss expense increased $1.9 million, or 7 percent, in the third quarter 2021 compared to the prior year quarter, primarily as a result of higher title revenues, partially offset by favorable claims experience. As a percentage of title revenues, the title loss expense in the third quarter 2021 was 4.0 percent compared to 5.1 percent in the prior year quarter.

The segment's investment income declined $0.9 million, or 19 percent, primarily due to lower dividend income on cost-basis investments and decreased interest income resulting from lower interest rates during the third quarter 2021 compared to last year's quarter.

Direct title revenues information is presented below (dollars in millions):

	Quarter Ended September 30,
	2021	2020	% Change

Non-commercial:
Domestic	249.1	208.2	20%
International	44.2	30.4	45%
Commercial:
Domestic	64.5	36.7	76%
International	8.3	4.8	73%
Total direct title revenues	366.1	280.1	31%

Direct title revenues increased as a result of overall revenue improvements in both non-commercial and commercial operations. Non-commercial revenues in the third quarter 2021 improved $54.7 million, or 23 percent, compared to the prior year quarter, primarily driven by increased residential purchase transactions and scale. Purchase transactions improved 8 percent in the third quarter 2021 compared to the third quarter 2020, while refinancing transactions decreased in the third quarter 2021, consistent with market trends. Domestic commercial revenues improved $27.8 million, or 76 percent, in the third quarter 2021, primarily due to increased commercial transaction size and volume compared to the third quarter 2020. Domestic commercial and residential fees per file in the third quarter 2021 were approximately $15,400 and $2,400, respectively, which were 59 percent and 24 percent, respectively, higher compared to the third quarter 2020. Total international revenues increased $17.3 million, or 49 percent, in the third quarter 2021 compared to the prior year quarter, primarily due to improved volumes in our Canadian operations.

Ancillary Services and Corporate Segment
Summary results of the ancillary services and corporate segment are as follows (dollars in millions):

	Quarter Ended September 30,
	2021	2020	% Change

Operating revenues	61.9	27.9	122%
Net realized and unrealized gains	2.6	-	100%
Pretax loss	(2.7)	(6.0)	55%

The segment's operating revenues increased $34.0 million, or 122 percent, in the third quarter 2021, compared to the prior year quarter, primarily due to revenues generated by recent acquisitions and higher appraisal management services revenues. In the third quarter 2021, the ancillary services operations generated pretax income of $2.8 million (which included a $2.5 million gain related to an acquisition contingent liability adjustment and $4.2 million of purchased intangibles amortization expense), compared to a pretax income of $0.3 million (which included $1.1 million of purchased intangibles amortization expense) in the third quarter 2020. Net expenses attributable to parent company and corporate operations for the third quarters 2021 and 2020 were approximately $5.6 million and $6.3 million, respectively.

Expenses
Consolidated employee costs in the third quarter 2021 increased $41.9 million, or 27 percent, compared to the prior year quarter, primarily driven by higher salaries and employee benefits on a 23 percent higher average employee count resulting from recent acquisitions, and increased incentive compensation on higher overall operating results. As a percentage of total operating revenues, consolidated employee costs for the third quarter 2021 improved to 23.8 percent compared to 26.3 percent in the third quarter 2020.

Total other operating expenses in the third quarter 2021 increased $54.1 million, or 55 percent, compared to the prior year quarter. This increase was principally driven by increased appraisal and service expenses tied to higher revenues in ancillary services, higher outside title search, premium tax and attorney fee split expenses on increased title revenues, increased rent and other occupancy expenses related to recent acquisitions, state sales tax assessments, and higher marketing and travel expenses. As a percentage of total operating revenues, consolidated other operating expenses for the third quarter 2021 were 18.4 percent compared to 16.7 percent in the third quarter 2020. Excluding the effect of the ancillary services appraisal and service expenses, the other operating expenses ratios would have been 13.5 percent and 13.4 percent in the third quarters 2021 and 2020, respectively.

Other
Net cash provided by operations in the third quarter 2021 improved to $106.9 million, compared to net cash provided by operations of $90.8 million in the third quarter 2020, primarily driven by the higher net income and lower payment of claims.

Third quarter Earnings Call
Stewart will hold a conference call to discuss the third quarter 2021 earnings at 8:30 a.m. Eastern Time on Thursday, October 28, 2021. To participate, dial (877) 876-9174 (USA) and (785) 424-1669 (International) - access code STCQ321. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at http://investors.stewart.com/news-and-events/events/default.aspx . The conference call replay will be available from 11:00 a.m. Eastern Time on October 28, 2021 until midnight on November 4, 2021, by dialing (888) 562-3382 (USA) or (402) 220-1192 (International) - the access code is also STCQ321.

About Stewart
Stewart (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. More information can be found at http://www.stewart.com, subscribe to the Stewart blog at http://blog.stewart.com or follow Stewart on Twitter® @stewarttitleco.

Cautionary statement regarding forward-looking statements. Certain statements in this earnings release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "may," "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the volatility of economic conditions, including the duration and ultimate impact of the COVID-19 pandemic; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020, and if applicable, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K filed subsequently. All forward-looking statements included in this earnings release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this earnings release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

ST-IR

STEWART INFORMATION SERVICES CORPORATION
CONDENSED STATEMENTS OF INCOME (UNAUDITED)
(In thousands of dollars, except per share amounts and except where noted)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Title revenues:
Direct operations	366,091	280,114	999,098	696,611
Agency operations	401,762	282,605	1,138,023	802,022
Ancillary services	61,934	27,957	176,057	44,573
Total operating revenues	829,787	590,676	2,313,178	1,543,206
Investment income	4,053	5,027	13,127	14,530
Net realized and unrealized gains (losses)	2,887	(7)	17,816	(6,035)
	836,727	595,696	2,344,121	1,551,701
Expenses:
Amounts retained by agencies	329,906	231,051	935,861	659,138
Employee costs	197,587	155,638	555,451	428,817
Other operating expenses	152,587	98,531	415,864	245,003
Title losses and related claims	30,345	28,427	92,687	68,600
Depreciation and amortization	9,144	5,144	22,394	13,436
Interest	712	562	1,960	2,075
	720,281	519,353	2,024,217	1,417,069
Income before taxes and noncontrolling interests	116,446	76,343	319,904	134,632
Income tax expense	(23,051)	(16,058)	(70,547)	(29,293)
Net income	93,395	60,285	249,357	105,339
Less net income attributable to noncontrolling interests	4,732	4,376	11,639	10,107
Net income attributable to Stewart	88,663	55,909	237,718	95,232

Net earnings per diluted share attributable to Stewart	3.26	2.21	8.78	3.93
Diluted average shares outstanding (000)	27,238	25,297	27,090	24,256

Selected financial information:
Net cash provided by operations	106,865	90,751	257,317	140,861
Other comprehensive (loss) income	(6,781)	4,589	(12,245)	11,375

Monthly Domestic Order Counts:
Opened Orders 2021:	July	August	Sept	Total	Closed Orders 2021:	July	August	Sept	Total
Commercial	1,420	1,544	1,485	4,449	Commercial	1,411	1,390	1,398	4,199
Purchase	23,296	25,248	24,669	73,213	Purchase	19,025	18,979	18,372	56,376
Refinancing	20,681	22,602	20,918	64,201	Refinancing	14,697	16,533	16,207	47,437
Other	506	800	455	1,761	Other	285	549	267	1,101
Total	45,903	50,194	47,527	143,624	Total	35,418	37,451	36,244	109,113

Opened Orders 2020:	July	August	Sept	Total	Closed Orders 2020:	July	August	Sept	Total
Commercial	1,330	1,071	1,302	3,703	Commercial	1,415	1,096	1,288	3,799
Purchase	24,001	23,406	26,261	73,668	Purchase	17,206	16,212	18,989	52,407
Refinancing	28,729	28,181	29,913	86,823	Refinancing	17,609	17,239	21,179	56,027
Other	212	275	580	1,067	Other	112	106	337	555
Total	54,272	52,933	58,056	165,261	Total	36,342	34,653	41,793	112,788

STEWART INFORMATION SERVICES CORPORATION
CONDENSED BALANCE SHEETS
(In thousands of dollars)

	September 30, 2021	December 31, 2020
Assets:
Cash and cash equivalents	607,605	432,683
Short-term investments	17,198	20,678
Investments in debt and equity securities, at fair value	700,719	684,387
Receivables – premiums from agencies	47,324	34,507
Receivables – other	73,208	58,112
Allowance for uncollectible amounts	(6,222)	(4,807)
Property and equipment, net	59,998	51,671
Operating lease assets, net	117,354	106,479
Title plants	73,127	72,863
Goodwill	536,176	431,477
Intangible assets, net of amortization	72,549	37,382
Deferred tax assets	4,556	4,330
Other assets	71,903	48,813
	2,375,505	1,978,575
Liabilities:
Notes payable	275,276	101,773
Accounts payable and accrued liabilities	209,144	225,180
Operating lease liabilities	129,064	119,089
Estimated title losses	534,551	496,275
Deferred tax liabilities	10,770	23,852
	1,158,805	966,169
Stockholders' equity:
Common Stock and additional paid-in capital	306,257	301,937
Retained earnings	899,528	688,819
Accumulated other comprehensive income	4,777	17,022
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	1,207,896	1,005,112
Noncontrolling interests	8,804	7,294
Total stockholders' equity	1,216,700	1,012,406
	2,375,505	1,978,575

Number of shares outstanding (000)	26,890	26,728
Book value per share	44.92	37.60

STEWART INFORMATION SERVICES CORPORATION
SEGMENT INFORMATION
(In thousands of dollars)

Three months ended:	September 30, 2021			September 30, 2020
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	767,862	61,925	829,787	562,719	27,957	590,676
Investment income	4,053	-	4,053	5,027	-	5,027
Net realized and unrealized gains (losses)	331	2,556	2,887	(3)	(4)	(7)
	772,246	64,481	836,727	567,743	27,953	595,696
Expenses:
Amounts retained by agencies	329,906	-	329,906	231,051	-	231,051
Employee costs	187,151	10,436	197,587	149,050	6,588	155,638
Other operating expenses	101,141	51,446	152,587	73,091	25,440	98,531
Title losses and related claims	30,345	-	30,345	28,427	-	28,427
Depreciation and amortization	4,556	4,588	9,144	3,748	1,396	5,144
Interest	-	712	712	-	562	562
	653,099	67,182	720,281	485,367	33,986	519,353
Income (loss) before taxes	119,147	(2,701)	116,446	82,376	(6,033)	76,343

Nine months ended:	September 30, 2021			September 30, 2020
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	2,137,129	176,049	2,313,178	1,498,633	44,573	1,543,206
Investment income	13,127	-	13,127	14,530	-	14,530
Net realized and unrealized gains (losses)	7,693	10,123	17,816	(6,545)	510	(6,035)
	2,157,949	186,172	2,344,121	1,506,618	45,083	1,551,701
Expenses:
Amounts retained by agencies	935,861	-	935,861	659,138	-	659,138
Employee costs	524,468	30,983	555,451	411,633	17,184	428,817
Other operating expenses	269,444	146,420	415,864	203,942	41,061	245,003
Title losses and related claims	92,687	-	92,687	68,600	-	68,600
Depreciation and amortization	13,579	8,815	22,394	11,302	2,134	13,436
Interest	-	1,960	1,960	-	2,075	2,075
	1,836,039	188,178	2,024,217	1,354,615	62,454	1,417,069
Income (loss) before taxes	321,910	(2,006)	319,904	152,003	(17,371)	134,632

Appendix A
Non-GAAP Adjustments

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for any net realized and unrealized gains and losses and (2) net income after earnings from noncontrolling interests and adjusted for net realized and unrealized gains and losses and non-recurring expenses (adjusted net income). Adjusted diluted earnings per share (adjusted diluted EPS) is calculated using adjusted net income divided by the diluted average weighted outstanding shares. Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

Below is a reconciliation of the non-GAAP financial measurements used by management to the most directly comparable GAAP measures for the quarter and nine months ended September 30, 2021 and 2020 (dollars in millions, except share and per share amounts, and amounts may not foot as presented due to rounding).

	Quarter Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change

Total revenues	836.7	595.7		2,344.1	1,551.7
Less: Net realized and unrealized gains (losses)	2.9	-		17.8	(6.0)
Adjusted revenues	833.8	595.7	40%	2,326.3	1,557.7	49%

Net income attributable to Stewart	88.7	55.9		237.7	95.2
Non-GAAP pretax adjustments:
Net realized and unrealized (gains) losses	(2.9)	-		(17.8)	6.0
Cost initiatives severance expenses	-	-		-	2.8
Net tax effects of non-GAAP adjustments	0.7	-		4.1	(2.0)
Non-GAAP adjustments, after taxes	(2.2)	-		(13.7)	6.8
Adjusted net income attributable to Stewart	86.4	55.9	55%	224.0	102.0	120%

Diluted average shares outstanding (000)	27,238	25,297		27,090	24,256
Adjusted net income per share	3.17	2.21		8.27	4.21

CONTACT: Nat Otis, SVP - Investor Relations/Corporate Development, (713) 625-8360